Exhibit 99.1

July 22, 2010

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2010 Results

Cat Financial reported second-quarter revenues of $648 million, a decrease of $52 million, or 7 percent, compared with the second quarter of 2009.  Second-quarter profit after tax was $82 million, a $7 million decrease from the second quarter of 2009.
The decrease in revenues was principally due to a $72 million impact from lower earning assets (finance receivables and operating leases at constant interest rates), partially offset by a $17 million favorable impact from returned or repossessed equipment and the absence of a $9 million write-down on retained interests related to the securitized asset portfolio that occurred in the second quarter of 2009.
Profit before income taxes was $95 million for the second quarter of 2010, compared to $122 million for the second quarter of 2009.  The decrease was principally due to a $26 million unfavorable impact from lower average earning assets, a $13 million decrease in other miscellaneous revenue items and a $9 million increase in general, operating and administrative expense.  These decreases in pre-tax profit were partially offset by a $17 million favorable impact from returned or repossessed equipment and the absence of a $9 million write-down on retained interests related to the securitized asset portfolio that occurred in the second quarter of 2009.
The provision for income taxes in the second quarter reflects an estimated annual effective tax rate of 22 percent, favorably impacted by a tax benefit of $10 million from a non-U.S. income tax refund claim related to a prior year.  The estimated annual effective tax rate of 22 percent is down from 23 percent from the second quarter of 2009.
New retail financing was $2.5 billion, an increase of $613 million, or 33 percent, from second quarter of 2009.  The increase primarily related to improvement in our North America, Asia-Pacific and Europe operating segments.
At the end of the second quarter of 2010, past dues were 5.33 percent, down from 6.06 percent at the end of the first quarter and 5.54 percent at the end of 2009.  At the end of the second quarter of 2009, past dues were 5.53 percent.  The reduction in past dues from year-end is primarily due to the general improvement in global economic conditions.
Bad debt write-offs, net of recoveries, were $52 million for the second quarter of 2010, down $3 million from the second quarter of 2009.  Second-quarter 2010 annualized losses were 0.91 percent of the average retail portfolio compared to 0.89 percent for the second quarter of 2009 and 1.03 percent for the full-year 2009.
At the end of the second quarter of 2010, Cat Financial's allowance for credit losses was 1.70 percent of net finance receivables, increasing from 1.64 percent on December 31, 2009, and 1.55 percent at the end of the second quarter of 2009.  At the end of the second quarter of 2010, the allowance for credit losses totaled $383 million, compared with $377 million on December 31, 2009, and $378 million at the end of the second quarter of 2009.  The increase of $5 million in allowance for credit losses year-over-year reflected a $34 million increase associated with the higher allowance rate, partially offset by a $29 million decrease due to a reduction in the overall net finance receivable portfolio.
"During the second quarter, portfolio quality began to show signs of improvement as economic conditions around the world continued to improve," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  "Our focus in 2010 has been in three key areas: serving our Caterpillar customers and dealers, managing the portfolio and ensuring we have ample liquidity.  While there are still economic concerns around the world, we are well positioned to support our customers as the recovery gains momentum."
For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2010 VS. SECOND QUARTER 2009
(ENDING JUNE 30)
(Millions of dollars)

	2010	2009	CHANGE
Revenues	$648	$700	( 7%)
Profit Before Income Taxes	$95	$122	(22%)
Profit After Tax	$82	$89	( 8%)
New Retail Financing	$2,450	$1,837	33%
Total Assets	$28,776	$31,668	( 9%)

SIX MONTHS 2010 VS. SIX MONTHS 2009
(ENDING JUNE 30)
(Millions of dollars)

	2010	2009	CHANGE
Revenues	$1,279	$1,381	( 7%)
Profit Before Income Taxes	$166	$193	(14%)
Profit After Tax	$135	$140	( 4%)
New Retail Financing	$4,270	$3,416	25%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  In this context, words such as "believes," "expects," "estimates," "anticipates," "will," "should" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, laws and regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of the Company’s products and services, the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  We do not undertake to update our forward-looking statements.